UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 22, 2014

QUICKSILVER RESOURCES INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-14837 (Commission File Number)	75-2756163 (IRS Employer Identification No.)

801 Cherry Street
Suite 3700, Unit 19
Fort Worth, Texas 76102
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (817) 665-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Effective as of September 22, 2014, John Little was appointed Strategic Alternatives Officer of Quicksilver Resources Inc. (“Quicksilver”) pursuant to an engagement agreement (the “Engagement Agreement”) between Quicksilver and Deloitte Transactions and Business Analytics LLP (“DTBA”), a financial advisory services firm. Mr. Little will report to the Board or a committee of the Board and, in collaboration with Quicksilver’s management team, he will assist Quicksilver in exploring, evaluating and implementing strategic and tactical initiatives, as more fully set forth in the Engagement Agreement, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference. As part of his duties, Mr. Little will assist Quicksilver in its recently begun process to market company assets, identify joint venture partners or otherwise engage in a strategic transaction.

Mr. Little, age 49, has served as a Principal of DTBA or its affiliates since 2004, during which time he has led numerous engagements in a variety of industries. Mr. Little will continue to be employed by DTBA and will not receive compensation directly from Quicksilver or participate in Quicksilver’s benefit plans. Quicksilver will compensate DTBA for Mr. Little’s services at a rate of $20,000 per week, will indemnify Mr. Little to the extent of the most favorable indemnities provided by Quicksilver to any of its directors and officers and will cause Mr. Little to be covered by Quicksilver’s directors and officers insurance. In addition to receiving fees for Mr. Little’s services, DTBA will be entitled to compensation at specified hourly rates for the services of any other of its personnel and to reimbursement of reasonable out-of-pocket expenses. The Engagement Agreement may be terminated by either party without cause.

Item 9.01.	Financial Statements and Exhibits.
(d) Exhibits.

Exhibit Number	Description
99.1	Engagement Agreement, dated September 22, 2014, between Quicksilver Resources Inc. and Deloitte Transactions and Business Analytics LLP.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUICKSILVER RESOURCES INC.

By:	/s/ John C. Regan
John C. Regan
Senior Vice President – Chief Financial Officer and Chief Accounting Officer

Date: September 25, 2014

INDEX TO EXHIBITS

Exhibit Number	Description
99.1	Engagement Agreement, dated September 22, 2014, between Quicksilver Resources Inc. and Deloitte Transactions and Business Analytics LLP.